UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2011

INNERWORKINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-52170 (Commission File Number)	20-5997364 (I.R.S. Employer Identification No.)

	600 West Chicago Avenue Suite 850 Chicago, Illinois (Address of principal executive offices)	60654 (Zip Code)

(312) 642-3700 (Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On May 26, 2011, the Compensation Committee of the Board of Directors of InnerWorkings, Inc. (the “Company”) approved stock ownership guidelines for the executive officers of the Company. Under the stock ownership guidelines, all executive officers are expected to hold common stock with a value equal to a designated multiple of their respective annual base salary.  The Chief Executive Officer must hold stock with a value equal to four times annual base salary and all other executive officers must hold stock with a value equal to three times annual base salary.  Executive officers are required to meet these guidelines within three years of becoming subject to them.  Shares that count toward satisfaction of the stock ownership guidelines include:

•	shares owned outright by the executive officer or his or her immediate family members residing in the same household;
•	shares held in trust for the benefit of the executive officer or his or her immediate family members;
•	shares acquired upon stock option exercise;
•	shares purchased in the open market;
•	restricted stock granted under our equity incentive plan; and
•	shares subject to stock options that are fully vested, after deducting shares that would be required to be sold or surrendered to cover the applicable exercise price.

In the event the stock ownership guidelines place a severe hardship on an executive officer, our Compensation Committee will make the final decision as to developing an alternative stock ownership guideline for such executive officer that reflects the intention of the stock ownership guidelines and his or her personal circumstances.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNERWORKINGS, INC.

Dated: May 31, 2011	By:	/s/	Joseph M. Busky
	Name:		Joseph M. Busky
	Title:		Chief Financial Officer